Quality Bond

Proxy Results - ML Quality Bond proxy
First Meeting Date: 11/14/00
Second Meeting Date: 12/12/00

Record Date: 09/26/2000
As of 12/12/2000

				Units Voted			Percentage of Total Outstanding Units Voted				Percentage of Total Units Voted
	Shares Needed	Outstanding	Votes Needed							Votes Received
Fund	To Pass	Shares	50%+ 1	For	Against	Abstain	For	Against	Abstain	over 50% + 1	For	Against	Abstain

1. To approve an Agreement and Plan of Reorganizationn between the Quality Bond Portfolio and Investment Grade Portfolio.	197,743	1,365,754	682,878	485,135	39,052	36,431	35.52%	2.86%	2.67%	14.48%	86.54%	6.97%	6.50%

Last Updated on 03/26/2001
By MLMAG